  Knight Capital Corp.

1175 Osage, Suite 204

Denver, CO 80204

Januaery 11, 2011

Brian Bhandari

Accounting Branch Chief

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

Re:

Knight Capital Corp

Form 8-K/A

Filed January 3, 2011

File No: 000-53344

Dear Mr. Bhandari:

In connection with responding to your comment letter dated January 3, 2011, Knight Capital Corp., a Colorado corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Knight Capital Corp.

/s/ Jay Lutsky, Chief  Executive Officer